                                                               Exhibit (h)(1)(a)

                                  AMENDMENT TO
                         SHAREHOLDER SERVICES AGREEMENT

      This Amendment dated as of February 28, 1999, is entered into by MERIDIAN FUND, INC. (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), the successor in interest to FPS SERVICES, INC. ("FPS").

      WHEREAS, the Company and FPS entered into a Shareholder Services Agreement dated as of February 5, 1994, which agreement was assigned to Investor Services Group effective February 23, 1998 (as amended and supplemented, the "Agreement");

      WHEREAS, the Company and Investor Services Group wish to amend the Agreement to extend the term of the Agreement and revise certain schedules to the Agreement;

      NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

      I. The Agreement shall continue in effect for an initial period ending February 28, 2000 (the "Initial Term"). Upon the expiration of the Initial Term, the Agreement shall automatically renew for successive terms of one year ("Renewal Terms") each, unless the Company or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days nor more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term.

      II. Schedule "A" to the Agreement is revised to include the following:

      Cash Management Services. Funds received by Investor Services Group in the course of performing its services hereunder will be held in bank accounts and/or money market fund accounts. With respect to funds maintained in money market fund accounts, Investor Services Group shall retain any interest generated or earned. With respect to funds maintained in bank accounts, Investor Services Group shall retain any excess balance credits or excess benefits earned or generated by or associated with such bank accounts or made available by the institution at which such bank accounts are maintained after such balance credits or benefits are first applied towards banking service fees charged by such institution in connection with banking services provided on behalf of the Company.

      Lost Shareholders. Investor Services Group shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the `34 Act (the "Lost Shareholder Rules"), including, but not limited to those set forth below. Investor Services Group may, in its sole discretion, use the services of a third party to perform the some or all such services.

            -     documentation of electronic search policies and procedures;

            -     execution of required searches;

            -     creation and mailing of confirmation letters;

            -     taking receipt of returned verification forms;

            - providing confirmed address corrections in batch via electronic media;

            - tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

            - preparation and submission of data required under the Lost Shareholder Rules.

      III. Any references to out-of-pocket expenses in Schedule "B" to the Agreement shall be deleted and replaced with the attached Supplement to Schedule "B".

      IV. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

                                        MERIDIAN FUND, INC.

                                        By: /s/ Paul A. Robinson
                                            ---------------------------
                                            Paul A. Robinson
                                            Treasurer

                                        FIRST DATA INVESTOR SERVICES
                                        GROUP, INC.

                                        By: /s/ Kenneth J. Kempf
                                            ---------------------------
                                                Kenneth J. Kempf
                                                Senior Vice President

                                  Supplement to
                                  Schedule "B"

LOST SHAREHOLDER SEARCH/REPORTING                      $2.75 per account search*

            *The per account search fee shall be waived until June 2000 so long as the Fund retains Keane Tracers, Inc. ("KTI") to provide the Fund with KTI's "In-Depth Research Program" services.

OUT-OF-POCKET EXPENSES

The Company shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

      -     Postage - direct pass through to the Fund

      - Telephone and telecommunication costs, including all lease, maintenance and line costs

      -     Shipping, Certified and Overnight mail and insurance

      - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

      -     Duplicating services

      -     Courier services

      -     Overtime, as approved by the Company

      -     Temporary staff, as approved by the Company

      -     Travel and entertainment, as approved by the Company

      - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

      -     Third party audit reviews

      -     Insurance

      -     Pricing services (or other services used to determine Fund NAV)

      -     Vendor pricing comparison

      -     EDGAR filing fees

      - Such other expenses as are agreed to by Investor Services Group and the Company

      The Company agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Company will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Company and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

MISCELLANEOUS CHARGES

The Company shall be charged for the following products and services as applicable:

      -     Ad hoc reports

      -     Ad hoc SQL time

      -     Manual Pricing

      -     Materials for Rule 15c-3 Presentations

      -     COLD Storage

      -     Digital Recording

      -     Microfiche/microfilm production

      -     Magnetic media tapes and freight

      - Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

FEE ADJUSTMENTS

After the one year anniversary of the effective date of this Amendment, Investor Services Group may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date of the Amendment absent a prior such adjustment).